ISSUER FREE WRITING PROSPECTUS
Filed pursuant to Rule 433
Registration Statement No. 333-179050
March 4, 2014

PRICING TERM SHEET

VANGUARD NATURAL RESOURCES, LLC

7.625% Series B Cumulative Redeemable Preferred Units

(Liquidation Preference $25.00 per Unit)

Issuer:	Vanguard Natural Resources, LLC (the “issuer”).
Securities Offered:	7.625% Series B Cumulative Redeemable Preferred Units (the “units”).
Number of Units:	7,000,000 units.
Number of Option Units:	1,050,000 units.
Public Offering Price:	$25.00 per unit; $175,000,000 total.
Underwriting Discounts:	$0.7875 per unit; $5,512,500 total.
Maturity Date:	Perpetual (unless redeemed by the issuer on or after April 15, 2024).
Ratings:	The units will not be rated.
Trade Date:	March 4, 2014.
Settlement Date:	March 11, 2014 (T+5).
Liquidation Preference:	$25.00, plus accumulated and unpaid distributions.
Distribution Rate:	7.625% per annum of the $25.00 per unit liquidation preference (equivalent to $1.90625 per unit per annum).
Distribution Payment Dates:	Monthly on the 15th day of each month, commencing on May 15, 2014.
Optional Redemption:	On or after April 15, 2024, the issuer may, at its option, redeem the Series B Cumulative Redeemable Preferred Units, in whole or in part, at any time or from time to time, at a redemption price of $25.00 per unit plus an amount equal to all accumulated and unpaid distributions thereon to the date of redemption.
Change of Control Conversion Right Unit Cap:	1.660
CUSIP/ISIN:	92205F 304 / US92205F3047
Joint Book-Running Managers:	Morgan Stanley & Co. LLC, UBS Securities LLC, Barclays Capital Inc., Stifel, Nicolaus & Company, Incorporated, Credit Suisse Securities (USA) LLC and MLV & Co. LLC.
Co-Managers:	BB&T Capital Markets, a division of BB&T Securities, LLC, J.P. Morgan Securities LLC, Janney Montgomery Scott LLC, Oppenheimer & Co. Inc., Drexel Hamilton, LLC, Ladenburg Thalmann & Co. Inc. and Wunderlich Securities, Inc.
Listing:	The issuer intends to file an application to list the Series B Cumulative Redeemable Preferred Units on the NASDAQ Global Select Market under the symbol “VNRBP”. If the application is approved, trading of the Series B Cumulative Redeemable Preferred Units on the NASDAQ Global Select Market is expected to commence within 30 days after their original issue date.